									Exhibit 12.2
PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	Years Ended December 31,
	2017		2016		2015		2014		2013
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$532,040		$555,928		$430,089		$325,955		$517,015
AFUDC - equity	(15,027)		(12,576)		(9,325)		(7,002)		(15,930)
AFUDC - debt	(10,826)		(9,304)		(7,575)		(5,611)		(11,261)
Total	506,187		534,048		413,189		313,342		489,824
Fixed charges:
Interest expense	229,317		242,983		247,571		264,926		261,377
Other interest	15,027		12,576		9,325		7,002		15,930
Portion of rentals representative of the interest factor (a)	8,062		8,061		8,980		10,732		10,257
Total	252,406		263,620		265,876		282,660		287,564
Earnings available for combined fixed charges	$758,593		$797,668		$679,065		$596,002		$777,388
Ratio of Earnings to Fixed Charges	$3.01	x	$3.03	x	$2.55	x	$2.11	x	$2.70	x

(a) Represents interest portion of rents estimated at 33 1/3 percent.